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                               EXHIBIT 11

                        U. S. TRUST CORPORATION

                  COMPUTATION OF NET INCOME PER SHARE
                                                                            1993         1992         1991
                                                                            ----         ----         ----
PRIMARY NET INCOME PER SHARE:
Net Income  ......................................................   $42,267,000  $28,751,000  $31,383,000
Plus Dividend Equivalent on Deferred Long-Term Performance
  Plan Awards (After-Tax)  .......................................       213,000            -            -
                                                                     -----------  -----------  -----------
Adjusted Net Income  .............................................   $42,480,000  $28,751,000  $31,383,000
                                                                     ===========  ===========  ===========

Weighted average number of common shares outstanding  ............     9,344,026    9,192,644    9,131,419

Add average shares issuable under stock option and
  variable stock award plans  ....................................       624,007      505,343      335,267
                                                                     -----------  -----------  -----------
     Total Common and Common Equivalent Shares  ..................     9,968,033    9,697,987    9,466,686
                                                                     ===========  ===========  ===========

Primary Net Income Per Share  ....................................         $4.26        $2.96        $3.32

FULLY DILUTED NET INCOME PER SHARE:
Net Income  ......................................................   $42,267,000  $28,751,000  $31,383,000
Plus Dividend Equivalent on Deferred Long-Term Performance
  Plan Awards (After-Tax)  .......................................       213,000            -            -
                                                                     -----------  -----------  -----------
Adjusted Net Income  .............................................   $42,480,000  $28,751,000  $31,383,000
                                                                     ===========  ===========  ===========

Weighted average number of common shares outstanding  ............     9,344,026    9,192,644    9,131,419

Add maximum dilutive impact of average shares issuable
  under stock option and variable stock award plans*  ............       650,565      575,855      461,580
                                                                     -----------  -----------  -----------
     Total Dilutive Shares  ......................................     9,994,591    9,768,499    9,592,999
                                                                     ===========  ===========  ===========

Fully Diluted Net Income Per Share  ..............................         $4.25        $2.94        $3.27

*   Assumes issuance of the maximum number of shares calculated as follows:
    Stock option plans - computed using the period-end market price of the Corporation's common stock, if it is higher than the average market price used in calculating primary net income per share.

    Variable stock award plans -  computed assuming the issuance of performance stock awards that have been accrued but not yet awarded.
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